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                                                                       EXHIBIT 5



                                 March 4, 1998




Marks Bros. Jewelers, Inc.
155 N. Wacker Drive
Suite 500
Chicago, Illinois  60606


     Re:  Marks Bros. Jewelers, Inc.
          Registration Statement on Form S-8
          ----------------------------------


Ladies and Gentlemen:

     We are counsel to Marks Bros. Jewelers, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance and delivery of up to 400,000 shares of common stock, par value $.001 per share, of the Company (the "Common Stock"), together with 400,000 Preferred Stock Purchase Rights of the Company (the "Rights") associated therewith. The terms of the Rights are set forth in the Stockholders Rights Agreement dated as of May 1, 1996 (the "Rights Plan") between the Company and The First National Bank of Boston, as Rights Agent. Up to 400,000 shares of Common Stock (the "1997 Plan Shares") may be issued and delivered pursuant to the Company's 1997 Long-Term Incentive Plan (the "1997 Plan").

     In rendering this opinion, we have examined and relied upon a copy of the 1997 Plan, and the Registration Statement. We have also examined and relied upon originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

     Based on the foregoing, we are of the opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

     2. The 1997 Plan Shares will be legally issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) the 1997 Plan Shares shall have been duly issued and delivered in the manner contemplated by the 1997 Plan; and (iii) certificates representing the 1997 Plan Shares shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto against receipt of the agreed consideration therefor (not less than the par value thereof) in accordance with the 1997 Plan.

     3. The Rights associated with the newly issued shares of Common Stock referred to in paragraph 2 will be legally issued when such Rights have been duly issued in accordance with the terms of the Rights Plan and such associated shares have been duly issued and delivered as set forth in paragraphs 2.

     This opinion is limited to the General Corporation Law of the State of Delaware.


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Marks Bros. Jewelers, Inc.
March 4, 1998
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     We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or "Blue Sky" laws of the various states to the issuance and delivery of the 1997 Plan Shares.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our Firm in or made a part of the Registration Statement.


                                            Very truly yours,

                                            SIDLEY & AUSTIN